Exhibit 3.1

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

LOYALTY ALLIANCE ENTERPRISE CORPORATION

(adopted by special resolution dated 12 May 2011)

1.	The name of the Company is Loyalty Alliance Enterprise Corporation.

2.	The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2010 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.	The share capital of the Company is US$50,000 divided into 425,745,072 Ordinary Shares with a par value of US$0.0001 each and 74,254,928 Preference Shares with a par value of US$0.0001 each, consisting of 432,358 Series A Preference Shares of a par value of US$0.0001 each, 2,125,000 Series B Preference Shares of a par value of US$0.0001 each, 568,052 Series C Preference Shares of a par value of US$0.0001 each, 14,122,745 Series D Preference Shares of a par value of US$0.0001 each, 23,006,778 Series E Preference Shares of a par value of US$0.0001 each, 24,999,995 Series F Preference Shares of a par value of US$0.0001 each and 9,000,000 Series G Preference Shares of a par value of US$0.0001 each.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalized terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

LOYALTY ALLIANCE ENTERPRISE CORPORATION

(adopted by Special Resolution dated 12 May 2011)

INTERPRETATION

1. In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Accepting Members” has the meaning given thereto in Article 31 hereof.

“Additional Ordinary Shares” shall mean all Ordinary Shares issued by the Company or deemed to be issued pursuant to Article 20 after the Filing Date other than:

(a) upon conversion of the Preference Shares;

(b) Ordinary Shares (or related options) issued or issuable at any time to employees, directors or consultants of the Company, or any subsidiary, pursuant to any employee share offering, plan, or arrangement approved by the Board of Directors;

(c) Ordinary Shares or Series D Preference Shares or options or other rights to acquire such Shares approved for issuance by the Board of Directors in connection with the spin-off of Shares issued to PayEase Corp., a Delaware corporation, to the stockholders of PayEase Corp.;

(e) as a Dividend or distribution with respect to the Preference Shares;

(f) to the public in a firm commitment underwritten public offering of any of the Company’s securities to the general public pursuant to a registration statement filed under (i) the U.S. Securities Act of 1933, as amended, or (ii) the securities laws applicable to an offering of securities in another jurisdiction to which such securities will be listed on an internationally-recognized securities exchange;

(g) pursuant to the acquisition by the Company of another corporation or entity by consolidation, corporate reorganizations, or merger, or purchase of all or substantially all of the assets of such corporation or entity as approved by the Board of Directors;

(h) the Ordinary Shares or Preference Shares (or related options or warrants) issued in connection with: (1) strategic transactions involving the Company and other entities, including: (A) joint ventures, manufacturing, marketing or distribution arrangements; or (B) technology transfer or development arrangements; or (2) equipment lease transactions; provided, that such strategic or equipment lease transactions and the issuance of shares therein, has been approved by the Board of Directors; or

(i) shares to be issued to Dunsmore International Ltd.

(j) shares issued or to be issued to PayEase Corp.

“Affiliate” of any specified person means any other person, firm, corporation, partnership, association, limited liability company, trust or any other entity who, directly or indirectly, controls, is controlled by or is under common control with such person, including, without limitation, any partner, officer, director, member or manager and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more managers or general partners of or shares the same management company with such person.

“Articles” means these Amended and Restated Articles of Association, as may be amended by Special Resolution from time to time.

“Auditors” means the persons for the time being performing the duties of auditors of the Company (if any).

“Automatic Conversion” has the meaning given thereto in Article 17 hereof.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in the State of California in the United States of America.

“Company” means Loyalty Alliance Enterprise Corporation.

“Conversion Price” means (i) with respect to the Series A Preference Shares, US$1.34400 per share, (ii) with respect to the Series B Preference Shares, US$1.92000 per share, (iii) with respect to the Series C Preference Shares, US$2.88000 per share, (iv) with respect to the Series D Preference Shares, US$0.19213 per share, (v) with respect to the Series E Preference Shares, US$0.30720 per share, (vi) with respect to the Series F Preference Shares, US$0.96000 per share, and (vii) with respect to the Series G Preference Shares, US$2.12 per share, as adjusted pursuant to Article 20 as applicable.

“Convertible Securities” has the meaning given thereto in Article 20 hereof.

“Debenture” means debenture shares, mortgages, bonds and any other such securities of the Company, whether constituting a charge on the assets of the Company or not.

“Directors” means the directors for the time being of the Company.

“Dividend” includes an interim dividend and bonus.

“Dollars” or “US$” refers to the dollar currency of the United States of America and references to cents or ¢ should be construed accordingly.

“Drag-Along Notice” has the meaning given thereto in Article 31 hereof.

“Effective Date” means the date the Articles and the Memorandum are adopted by the Members of the Company.

“Electronic Record” has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law” means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Event of Non-Compliance” and “Events of Non-Compliance” have the meanings given thereto in Article 101 hereof.

“Junior Preference Shares” means the Series A Preference Shares, Series B Preference Shares and Series C Preference Shares.

“Liquidation Event” has the meaning given thereto in Article 124 hereof.

“Member” has the same meaning as in the Statute.

“Memorandum” means the Amended and Restated Memorandum of Association of the Company, as may be amended by Ordinary Resolution from time to time.

“Non-Compliance Redemption Date” has the meaning given thereto in Article 101 hereof.

“Non-Compliance Redemption Price” has the meaning given thereto in Article 101 hereof.

“Offeror” has the meaning given thereto in Article 31 hereof.

“Ordinary Resolution” means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a written resolution signed by a majority of the Members. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Ordinary Shares and having the rights provided for in these Articles.

“Original Purchase Price” means (i) with respect to the Series A Preference Shares, US$1.34400 per share, (ii) with respect to the Series B Preference Shares, US$1.92000 per share, (iii) with respect to the Series C Preference Shares, US$2.88000 per share, (iv) with respect to the Series D Preference Shares, US$0.19213 per share, (v) with respect to the Series E Preference Shares, US$0.30720 per share, (vi) with respect to the Series F Preference Shares, US$0.96000 per share, and (vii) with respect to the Series G Preference Shares, US$2.12 per share.

“Preference Shares” means the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series D Preference Shares, the Series E Preference Shares, the Series F Preference Shares and the Series G Preference Shares.

“Recapitalization” means any share split, share dividend, share combination or consolidation or other recapitalization in relation to the shares of the Company.

“Redemption Date” has the meaning given thereto in Article 101 hereof.

“Register of Members” means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office” means the registered office for the time being of the Company.

“Remaining Members” has the meaning given thereto in Article 31 hereof.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act” means the United States Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time, or the applicable securities laws of a jurisdiction other than the United States.

“Senior Preference Shares” means the Series D Preference Shares, Series E Preference Shares, Series F Preference Shares and Series G Preference Shares.

“Senior Preference Shares Liquidation Preference” has the meaning given thereto in Article 124 hereof.

“Series A Preference Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Series A Preference Shares and having the rights provided for in these Articles.

“Series B Preference Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Series B Preference Shares and having the rights provided for in these Articles.

“Series C Preference Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Series C Preference Shares and having the rights provided for in these Articles.

“Series D Liquidation Preference” has the meaning given thereto in Article 124 hereof.

“Series D Preference Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Series D Preference Shares and having the rights provided for in these Articles.

“Series D Redemption Price” has the meaning given thereto in Article 101 hereof.

“Series E Liquidation Preference” has the meaning given thereto in Article 124 hereof.

“Series E Preference Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Series E Preference Shares and having the rights provided for in these Articles.

“Series E Redemption Price” has the meaning given thereto in Article 101 hereof.

“Series F Liquidation Preference” has the meaning given thereto in Article 124 hereof.

“Series F Redemption Price” has the meaning given thereto in Article 101 hereof.

“Series F Preference Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Series F Preference Shares and having the rights provided for in these Articles.

“Series G Conversion Price” has the meaning given thereto in Article 15 and as adjusted pursuant to these Articles.

“Series G Liquidation Preference” has the meaning given thereto in Article 124 hereof.

“Series G Redemption Price” has the meaning given thereto in Article 101 hereof.

“Series G Preference Shares” means shares in the capital of the Company of US$0.0001 nominal value designated as Series G Preference Shares and having the rights provided for in these Articles.

“Share” and “Shares” means a share or shares in the Company and includes a fraction of a share.

“Special Resolution” has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute” means the Companies Law (2010 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

2. In the Articles:

(b) words importing the singular number include the plural number and vice versa;

(c) words importing the masculine gender include the feminine gender;

(d) words importing persons include corporations;

(e) “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(f) references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(g) any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h) headings are inserted for reference only and shall be ignored in construing these Articles; and

(i) in these Articles, Section 8 of the Electronic Transactions Law shall not apply.

COMMENCEMENT OF BUSINESS

3. The business of the Company may be commenced as soon after incorporation as the Board of Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

4. The Board of Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

CERTIFICATE FOR SHARES

5. Certificates representing shares of the Company shall be in such form as shall be determined by the Board of Directors. Such certificates shall be under seal and affixed with appropriate legends. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled. The Board of Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

6. Notwithstanding Article 5 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Board of Directors may prescribe.

ISSUE OF SHARES

7. At the date of the adoption of these Articles, the Company is authorized to issue 425,745,072 Ordinary Shares with nominal or par value of US$0.0001 each and 74,254,928 Preference Shares with nominal or par value of US$0.0001 each, consisting of 432,358 Series A Preference Shares of nominal or par value of US$0.0001 each, 2,125,000 Series B Preference Shares of nominal or par value of US$0.0001 each, 568,052 Series C Preference Shares of nominal or par value of US$0.0001 each, 14,122,745 Series D Preference Shares of nominal or par value of US$0.0001 each, 23,006,778 Series E Preference Shares of nominal or par value of US$0.0001 each, 24,999,995 Series F Preference Shares of nominal or par value of US$0.0001 each and 9,000,000 Series G Preference Shares of nominal or par value of US$0.0001.

(a) The powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect to the Ordinary Shares and the Preference Shares shall be subject as herein provided.

(b) Subject as herein provided, all Ordinary Shares and Preference Shares for the time being unallotted and unissued shall be under the control of the Board of Directors who may allot, issue or grant options over or otherwise dispose of shares of the Company with or without preferred, deferred or other special rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise, and to such persons at such times and on such other terms as they think proper. All shares shall be issued fully paid.

(c) The Company shall not issue Ordinary Shares in a manner that would result in the number of authorized but unissued Ordinary Shares being less than the number of Ordinary Shares issuable upon conversion of Preference Shares then outstanding.

(d) The Company shall not issue Shares to bearer.

8. The Company shall maintain or cause to be maintained the Register of Members in accordance with Statute and every person whose name is entered as a Member in the Register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Board of Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

9. The instrument of transfer of any Shares shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members in respect thereof.

10. The Board of Directors may in its absolute discretion decline to register any transfer of Shares without assigning any reason therefor. If the Board of Directors refuses to register a transfer, it shall notify the transferee within sixty (60) days of such refusal. Notwithstanding the foregoing, the Board of Directors shall not decline to register any transfer of Shares by a Member to its Affiliate so long as such transfer complies with all applicable laws and does not violate any agreement to which the Company and such Member are parties.

11. The registration of transfers may be suspended at such time and for such periods as the Board of Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty (30) days in any year.

VARIATION OF RIGHTS OF SHARES

12. Except as otherwise set forth herein, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the issued Shares of that class, or with the sanction of a resolution passed at a general meeting of the holders of the Shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least a majority of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

13. The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall be deemed to be varied by the creation or issue of further Shares ranking in priority to or pari passu therewith.

CONVERSION OF PREFERENCE SHARES

14. Each holder of a given series of Preference Shares shall be entitled to convert any or all of its Preference Shares at any time, without the payment of any additional consideration, into such number of fully paid and non-assessable Ordinary Shares per Preference Share as is determined by dividing the Original Purchase Price applicable to such series of Preference Shares by the Conversion Price applicable to such series of Preference Shares determined in each case as hereinafter provided, in effect at the time of conversion. Such conversion shall be effected by the redemption of the relevant number of Preference Shares and the issuance of the appropriate number of Ordinary Shares.

15. The Conversion Price for any series of Junior Preference Shares shall be subject to adjustment only as provided in accordance with Articles 20(a), (b), and (c) in order to adjust the number of Ordinary Shares into which such series of Junior Preference Shares is convertible. The Conversion Price for any series of Senior Preference Shares shall be subject to adjustment as provided in accordance with Article 20 in order to adjust the number of Ordinary Shares into which such series of Senior Preference Shares is convertible.

16. In the event that the Company shall have declared but unpaid Dividends outstanding immediately prior to, and in the event of, a conversion of Preference Shares (as provided in Articles 14 - 25 hereof), the Company shall, at the option of the Company, pay in cash to the holder(s) of Preference Shares subject to conversion the full amount of any such Dividends or allow such Dividends to be converted into Ordinary Shares through the issuance of further Ordinary Shares in accordance with, and pursuant to the terms specified in, these Articles.

AUTOMATIC CONVERSION

17. Each Preference Share or such series of Preference Shares, as applicable, shall automatically be converted into Ordinary Shares at the then-effective Conversion Price applicable to such Preference Share upon either (A) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Ordinary Shares for the account of the Company to the public with aggregate proceeds to the Company in excess of US$30,000,000 (before deduction for underwriters commissions and expenses); or (B) the affirmative vote or written consent of a majority of the outstanding shares of such series of Preference Shares (each such event is an “Automatic Conversion”). In the event of an Automatic Conversion of the Preference Shares upon a public offering as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of such Preference Shares shall not be deemed to have converted such Preference Shares until immediately prior to the closing of such sale of securities. Any conversion of Preference Shares made pursuant to this Article 17 shall be effected by the redemption of the relevant number of Preference Shares and the issuance of the appropriate number of Ordinary Shares.

MECHANICS OF CONVERSION

18. No fractional Ordinary Shares shall be issued upon conversion of any Preference Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the sole discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the then-effective Conversion Price applicable to such series of Preference Shares or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled. Before any holder of Preference Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preference Shares, and shall give written notice to the Company at such office that he or she elects to convert the same; provided, however, that in the event of an Automatic Conversion pursuant to Article 17, the outstanding Preference Shares shall be converted automatically without any further action by the holders of such Shares and whether or not the certificates representing such Shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the Ordinary Shares issuable upon such Automatic Conversion unless the certificates evidencing such Preference Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preference Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and, as the case may be, a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preference Shares to be converted, or in the case of Automatic Conversion, on the date of closing of the offering or the date of the affirmative vote or written consent of a majority of the then outstanding Preference Shares, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date.

19. For the avoidance of doubt, no adjustment in the Conversion Price of a particular series of Junior Preference Shares shall be made in respect of the issuance, or deemed issuance, of Additional Ordinary Shares pursuant to Article 20(d). No adjustment in the Conversion Price of a particular series of Senior Preference Shares shall be made in respect of the issuance, or deemed issuance, of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Senior Preference Shares.

ADJUSTMENTS TO CONVERSION PRICE

20. The Conversion Price in effect from time to time for each series of Preference Shares, shall be subject to adjustment in certain cases as follows:

(a) Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Ordinary Shares. In the event the outstanding Ordinary Shares shall be increased by share dividend payable in Ordinary Shares, share split, subdivision, or other similar transaction occurring after the Effective Date into a greater number of Ordinary Shares, the Conversion Price for each series of Preference Shares then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of Ordinary Shares, unless the number of each series of the Preference Shares is correspondingly increased upon such dividend, share split, subdivision or other similar transaction. In the event the outstanding Ordinary Shares shall be decreased by reverse share split, combination, consolidation, or other similar transaction occurring after the Effective Date into a lesser number of Ordinary Shares, then the Conversion Price for each series of Preference Shares then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of Ordinary Shares, unless the number of each series of the Preference Shares is correspondingly decreased upon such reverse share split, combination, consolidation or other similar transaction.

(b) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in Article 20, then and in each such event provision shall be made so that the holders of Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had their Preference Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under Article 20 with respect to the rights of the holders of the Preference Shares.

(c) Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preference Shares shall be changed into the same or a different number of Shares of any other class or classes of Shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of Shares provided for above), the Conversion Price for each series of Preference Shares then in effect, concurrently with the effectiveness of such reorganization or reclassification, shall be proportionately adjusted such that the Preference Shares shall be convertible into, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, a number of Shares of such other class or classes of share equivalent to the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of such Preference Shares immediately before that change.

(d) Additional Ordinary Shares. If the Company shall issue Additional Ordinary Shares for a consideration per Share less than the Conversion Price for each series of Senior Preference Shares in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for each series of Senior Preference Shares, as applicable, shall be reduced concurrently with such issue, to a price equal to the price per Share of such Additional Ordinary Shares.

For the purpose of making any adjustment in the Conversion Price as provided above, the consideration received by the Company for any issue or sale of Ordinary Shares will be computed:

(i) to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

(ii) to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Board of Directors; and

(iii) if Ordinary Shares are issued or sold together with other Shares or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Ordinary Shares.

For the purpose of the adjustment required under this Article 20(d), if the Company issues or sells any (x) Shares or other securities convertible into Additional Ordinary Shares (such convertible Shares or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Ordinary Shares or Convertible Securities and if the consideration per Share of such Additional Ordinary Shares is less than the applicable Conversion Price for each series of Senior Preference Shares, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Ordinary Shares issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such Shares an amount equal to the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities. No further adjustment of such Conversion Prices will be made as a result of the actual issuance of Additional Ordinary Shares on the exercise of any such rights or options or the conversion of any such Convertible Securities.

Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Additional Ordinary Shares, the Senior Preference Shares will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Additional Ordinary Shares. If the purchase price or conversion or exchange rate provided for in any such security changes at any time (other than by reason of antidilution adjustments), then, upon such change becoming effective, the Conversion Price for each series of Senior Preference Shares then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of Additional Ordinary Shares theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

21. No Impairment. Except as provided in Article 73, the Company will not, by amendment of the Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Articles 14 - 25 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preference Shares against impairment.

22. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for each series of Preference Shares pursuant to these Articles, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preference Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of any holder of Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price for such series of Preference Shares at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preference Shares.

23. Notices of Record Date. In the event that the Company shall propose at any time:

(a) to declare any Dividend or distribution upon its Ordinary Shares, whether in cash, property, Shares, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b) to offer for subscription pro rata to the holders of any class or series of its Shares any additional Shares of any class or series or other rights;

(c) to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d) to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up;

then, in connection with each such event, this Company shall send to the holders of the Preference Shares:

(a) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such Dividend, distribution, or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

(b) in the case of the matters referred to in (c) and (d) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preference Shares at the address for each such holder as shown on the books of this Company.

24. Issue Taxes. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Preference Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

25. Status of Converted Shares. In case any series of Preference Shares shall be converted pursuant to Articles 14 - 25, the shares so converted shall be deemed to have been retired and cancelled and may not be reissued.

NONRECOGNITION OF TRUSTS

26. No person shall be recognized by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future or partial interest in any Share, or any interest in any fractional part of a Share or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

REGISTRATION OF EMPOWERING INSTRUMENTS

27. The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

TRANSMISSION OF SHARES

28. In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

29. Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Board of Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Board of Directors shall, in either case, have the same right to decline or suspend registration as the Board of Directors would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be. If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

30. A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Board of Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within ninety (90) days, the Board of Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

DRAG ALONG RIGHTS

31. If a person (the “Offeror”) offers to purchase all of the Company’s outstanding Shares in any Acquisition Transaction (as defined in Article 124) or Sale of Assets (as defined in Article 124) and Members holding at least (i) a majority of the aggregate number of the Company’s outstanding Ordinary Shares and (ii) a majority of the aggregate number of the Company’s outstanding Preference Shares, voting together on as-converted basis, (the “Accepting Members”) accept such offer, the Accepting Members are entitled to give all (but not less than all) of the remaining Members (“Remaining Members”) a written notice (“Drag-Along Notice”) and require each Remaining Member to sell to the Offeror all of its Shares at the same price and on the same terms and conditions specified in the Drag-Along Notice. The Drag-Along Notice shall specify (i) the identity of the Offeror; (ii) the price payable for each class or series of Shares; and (iii) all other material terms and conditions of the offer made by the Offeror. Such Drag-Along Notices shall be delivered by the Accepting Members to the Company to the attention of the Chief Executive Officer and Secretary, and the Company shall thereupon cause such notices to be transmitted to each Remaining Member at its registered address maintained with the Company. Charges for such transmittal shall be against the account of the Accepting Members, who will be required to indicate the method of transmission to be used by the Company in this regard (e.g., regular post, express courier, etc.). The Company may require advance payment of funds from the Accepting Members to cover the costs of transmitting such notices. In furtherance of a sale of the Shares of the Company pursuant to this Article 31, the Company is authorized to sell the Shares held by the Remaining Members on behalf of the Remaining Members, and pursuant to such authorization, may execute all documents necessary to effectuate the sale and transfer of such Shares on behalf of the Remaining Members. Notwithstanding the foregoing provisions of this Article 31, the Remaining Members shall not be obligated to sell their Shares, and the Company shall not be authorized to sell the Shares held by the Remaining Members in accordance with the preceding sentence, if the Accepting Members do not complete the sale of all of their Shares to the Offeror on the same terms and conditions specified in the Drag-Along Notice.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF REGISTERED OFFICE AND ALTERATION OF CAPITAL

32. (a) Subject to these Articles and insofar as permitted by the provisions of the Statute, the Company may from time to time by ordinary resolution alter or amend its Memorandum otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i) increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe, and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value; or

(iv) cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

(b) All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c) Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d) Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e) Subject to the provisions of the Statute, the Company may by resolution of the Board of Directors change the location of its Registered Office.

GENERAL MEETING

33. The Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Board of Directors shall appoint. At these meetings, the report of the Board of Directors, if any, shall be presented. Notwithstanding the foregoing, if the Company is exempted as defined in the Statute, it may, but shall not be obligated to, hold an annual general meeting.

34. The Board of Directors may, whenever it thinks fit, and it shall on the requisition of Members of the Company, holding at the date of the deposit of the requisition not less than one-fifth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(a) The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office of the Company, and may consist of several documents in like form, each signed by one or more requisitionists.

(b) If the Board of Directors does not within twenty (20) days from the date of the deposit of the requisition, duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty (20) days.

(c) A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Board of Directors.

NOTICE OF GENERAL MEETINGS

35. At least ten (10) days’ notice (but not more than sixty (60) days’ notice) shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given, and of the day for which it is given, and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned, or in such other manner, if any, as may be prescribed by the Company; PROVIDED THAT a general meeting of the Company shall, whether or not the notice specified in this Article has been given, be deemed to have been duly convened if it is so agreed either before or after the meeting by the holders of Shares (on an as-converted basis) entitled to vote thereat who together hold not less than the minimum number of Shares required to approve the action(s) submitted to Members for approval at such meeting, or their proxies, by such persons, or their proxies, signing a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the corporate records of the Company or referred to in the minutes of the meeting. Attendance by a Member at a meeting shall also constitute a waiver of notice, except when that person objects at the beginning of the meeting to the transaction of any business on the basis that the meeting is not lawfully called or convened.

PROCEEDINGS AT GENERAL MEETINGS

36. No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; the quorum shall be Members present in person or by proxy holding a majority of shares (on an as-converted basis) carrying the right to vote, PROVIDED THAT the quorum for any general meeting where a separate vote by a class or classes or series of Shares is required shall require the presence in person or by proxy of Members holding a majority of such class or classes or series of Shares.

37. A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid as if the same had been passed at a general meeting of the Company duly convened and held.

38. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and if in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other time or such other place as the Chairman, if any, or if there is no such Chairman, the Directors, may determine.

39. The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Board of Directors present shall elect one of their number to be Chairman of the meeting.

40. If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

41. The Chairman of the meeting may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the holders, present in person or by proxy, of a majority of the shares held by Members present at that meeting in person or by proxy, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for more than thirty (30) days or a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

42. At any general meeting, a resolution put to the vote of the meeting shall be decided by a poll conducted by the Chairman of the meeting.

43. A vote by show of hands in lieu of a poll shall not be permitted.

44. The poll shall be taken in such manner as the Chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was taken.

45. A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

46. Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a poll, every Member present in person or by proxy shall be entitled to one vote in respect of each Ordinary Share held by him, and, in the case of each Preference Share held by him, to that many votes to which he would be entitled, if he converted such Preference Shares on the record date in respect of the meeting at which the poll is taken, or, if no record date is established, the date the poll was taken.

47. In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

48. A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote on a poll by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

49. No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting, nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

50. No objection shall be raised to the qualification of any voter, except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

51. On a poll, votes may be given either personally or by proxy.

52. The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

RECORD DATES

53. For purposes of determining the Members entitled to notice of any meeting or to vote thereat or entitled to give written consent without a meeting, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days before any such action without a meeting, and in such event only Members of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding the registration of any transfer of any shares.

54. If the Board of Directors does not so fix a record date:

(a) the record date for determining Members entitled to notice of or to vote at any general meeting shall be at the close of business on the Business Day next preceding the day on which notice is given or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; and

(b) the record date for determining members entitled to give written consent without a meeting, (i) when no prior action by the Board of Directors has been taken, shall be the day on which the first written consent is given, or (ii) when prior action by the Board of Directors has been taken, shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to that action, or the sixtieth (60th) day before the date of such other action, whichever is later.

55. For the purposes of determining the Members entitled to receive payment of any Dividend or other distribution or allotment of any rights or the Members entitled to exercise any rights in respect of any other lawful action (other than as provided above), the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days before any such action. In that case, only Members of record at the close of business on the date so fixed are entitled to receive the Dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Company after the record date so fixed. If the Board of Directors does not so fix a record date, then the record date for determining Members for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the applicable resolution or the sixtieth (60th) day before the date of that action, whichever is later.

PROXIES

56. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, partnership or limited liability company, under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

57. The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

58. The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) the person who executed the proxy revokes it prior to the time of voting by delivering a notice in writing to the Company stating that the proxy is revoked or by executing a subsequent proxy and presenting it to the meeting or by voting in person at the meeting, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to which that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.

59. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

60. Any corporation, partnership or limited liability company which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the persons so authorized shall be entitled to exercise the same powers on behalf of the corporation, partnership or limited liability company which he represents as the corporation, partnership or limited liability company could exercise if it were an individual Member of record of the Company.

61. Shares in the Company which are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

INSPECTORS OF ELECTION

62. Before any meeting of the Members, the Board of Directors may appoint an inspector or inspectors of election to act at the meeting or its adjournment. If no inspector of election is so appointed, then the chairman of the meeting may, and on the request of any Member or a Member’s proxy, shall appoint an inspector or inspectors of election to act at the meeting. The number of inspectors shall be either one or three. If inspectors are appointed at a meeting pursuant to the request of one or more Members or proxies, then the holders of a majority of shares or their proxies present at the meeting shall determine whether one or three inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairman of the meeting may, and upon the request of any Member or a Member proxy, shall, appoint a person to fill that vacancy.

Such inspectors shall:

(a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

(b) receive votes, ballot or consents;

(c) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d) count and tabulate all votes or consents;

(e) determine when the polls shall close;

(f) determine the result; and

(g) do any other acts that may be proper to conduct the election or vote with fairness to all Members.

DIRECTORS

63. There shall be a Board of Directors consisting of not more than nine (9) Directors (exclusive of alternate Directors). The limits in the number of Directors may be increased or decreased from time to time, by ordinary resolution, including the affirmative vote of (i) holders of a majority of the Preference Shares outstanding and (ii) holders of a majority of the Ordinary Shares outstanding, voting as separate classes.

64. The remuneration to be paid to the Directors shall be such remuneration as the Board of Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Board of Directors, or any committee of the Board of Directors, or general meetings of the Company, or in respect thereof as may be determined by the Board of Directors from time to time, or a combination partly of one such method and partly the other.

65. The Board of Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

66. A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board of Directors may determine.

67. A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

68. A shareholding qualification for Board of Directors may be fixed by the Company in general meeting, but unless and until so fixed, no qualification shall be required.

69. A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company, or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

70. No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; PROVIDED, HOWEVER, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

71. A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 70 and, after such general notice, it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

72. Subject to the limitations set forth in this Article 72, a Director who expects to be unable to attend Board of Directors’ meetings because of absence, illness or otherwise may appoint any one of two persons, each of whom has been approved by a majority of the Directors, as an acceptable alternate Director for such Director, to be an alternate Director to act in his or her stead and such appointee whilst he or she holds office as an alternate Director shall, in the event of absence therefrom of his or her appointor, be entitled to attend meetings of the Board of Directors and to vote thereat and to do, in the place and stead of his or her appointor, any other act or thing which his pr her appointor is permitted or required to do by virtue of his or her being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself or herself, and he or she shall ipso facto vacate office if and when his or her appointor ceases to be a Director or removes the appointee from office; PROVIDED, HOWEVER, that no Director shall be permitted to appoint an alternate Director to attend Board of Directors’ meetings in his or her stead more than two times in any calendar year. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

73. (a) The business of the Company shall be managed by the Board of Directors who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting; PROVIDED, HOWEVER, that no regulations made by the Company in general meeting shall invalidate any prior act of the Board of Directors which would have been valid if that regulation had not been made.

(b) The Board of Directors of the Company is expressly authorized:

(i) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Company.

(ii) To set apart out of any of the funds of the Company available for Dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(iii) By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member of any committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the bylaws of the Company, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it, subject to these Articles; but no such committee shall have the power or authority to amend the Articles or Memorandum, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease or exchange, of all or substantially all of the Company’s property and assets, or recommend to the shareholders a dissolution of the Company or a revocation of a dissolution; and, unless the resolution or Articles expressly so provide, no such committee shall have the power or authority to declare a Dividend or to authorize the issuance of Shares.

(iv) When and as authorized by the Members of the Company, to sell, lease or exchange all or substantially all of the property and assets of the Company, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Company.

(c) In addition to any other rights provided by law, the Company and the Board of Directors shall not:

(i) without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding (I) Preference Shares, voting together as a single class, and (II) Senior Preference Shares, voting together on an as-converted basis:

(A) amend or repeal any provision of, or add any provision to, the Articles or Memorandum if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any series of Preference Shares;

(B) authorize or issue shares of any class or series of Shares having any preference or priority as to Dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of any series of Preference Shares;

(C) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries (as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended) or otherwise, of any shares of any class or series of Ordinary Shares, except from employees, advisors, officers, directors and consultants of, and persons performing services for, this Company or its subsidiaries on terms approved by the Board of Directors upon termination of employment or association;

(D) engage in any transaction or series of related transactions constituting a Liquidation Event;

(E) increase the authorized number of shares of any series of Preference Shares;

(F) sell, lease, assign, transfer, convey or otherwise dispose of the securities of, or permit the issuance of additional securities by, any subsidiary; or

(G) change the number of authorized Directors to be more or less than nine (9).

74. The Board of Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as the Board of Directors may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board of Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

75. All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board of Directors shall from time to time by resolution determine.

76. The Board of Directors shall cause minutes to be made in books provided for the purpose:

(a) of all appointments of officers made by the Board of Directors;

(b) of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Board of Directors and of any committee of the Board of Directors; or

(c) of all resolutions and proceedings at all meetings of the Company and of the Board of Directors and of committees of the Board of Directors.

78. The Board of Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

79. The Board of Directors may exercise all the powers of the Company to issue Debentures, whether outright or as security for any debt, liability or obligation of the Company or of any third party.

PROCEEDINGS OF BOARD OF DIRECTORS

80. Except as otherwise provided by these Articles, the Board of Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating its meetings as it thinks fit. Questions arising at any meeting shall be decided, resolutions shall be adopted and other action shall be taken only upon the affirmative vote of a majority of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting.

81. The Chief Executive Officer, the Secretary or any two Directors may at any time summon a meeting of the Board of Directors by at least five (5) days’ notice in writing or twenty-four (24) hours oral notice to every Director and alternate Director which notice shall set forth the general nature of the business to be considered PROVIDED FURTHER if notice is given in person, by cable, electronic mail, telex or telecopy, the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. Any oral notice given personally or by telephone may be communicated either to the Director or to a person at the office of the Director who the person giving the notice has reason to believe will promptly communicate it to the Director.

82. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director or (iii) in connection with any regular meeting of the Board of Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board of Directors.

83. The quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

84. For the purposes of Article 83 an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

85. A majority of the Board of Directors present, whether or not constituting a quorum (provided there was a quorum when the meeting started) may adjourn any meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than twenty-four (24) hours. If the meeting is adjourned for more than twenty-four (24) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Article 81 to the Directors not present at the time of the adjournment.

86. The Directors may elect a Chairman of the Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be Chairman of the meeting.

87. The Board of Directors may delegate any of its powers to committees consisting of such member or members of the Board of Directors (including alternate Directors in the absence of their appointors) as it thinks fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board of Directors.

88. A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by the affirmative vote of a majority of the members present.

89. All acts done by any meeting of the Board of Directors or of a committee of the Board of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that any Director or alternate Director was disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

90. Directors or alternate Directors may participate in a meeting of the Board of Directors or of any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of the Board of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a duly convened and held meeting of the Board of Directors or committee, as the case may be.

91. A Director may be represented at any meeting of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Articles 57 through 60 shall mutatis mutandis apply to the appointment of proxies by Directors.

VOTING RIGHTS

92. Except as otherwise required by law or hereunder, the holder of each Ordinary Share issued and outstanding shall have one vote and the holder of each Preference Share shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Share could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law or hereunder, holders of the Preference Shares and holders of Ordinary Shares shall vote separately as two separate classes. Fractional votes by the holders of Preference Shares shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which Preference Shares held by each holder could be converted) be rounded to the nearest whole number (with one-half being rounded upward). Holders of Ordinary Shares and Preference Shares shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Company. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, for so long as at least a majority of the originally issued Preference Shares of a particular series remains outstanding (as adjusted for Recapitalizations), then the consent of holders of a majority of such series of Preference Shares voting together as a single class and the consent of holders of a majority of the Senior Preference Shares voting together as a single class, in each case then outstanding shall be required to: (i) alter or change the rights, privileges or powers of, or the restrictions provided for the benefit of, any series of Preference Shares, (ii) authorize or create (directly or indirectly, by merger, reclassification or otherwise) any securities having any preference or priority as to dividends or redemption, liquidation or winding-up, conversion rights, or voting rights superior to or on a parity with any preferences or priority of any series of Preference Shares; (iii) increase the number of authorized shares of any series of Preference Shares; (iv) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries (as defined in Section 424(f) of the United States Internal Revenue Code of 1986, as amended, or otherwise, of any shares of any Ordinary Shares, except from employees, advisors, officers, directors and consultants of, and persons performing services for, the Company or its subsidiaries on terms approved by the Board of Directors upon termination of employment or association; (v) engage in any transaction or series of related transactions constituting a Liquidation Event; (vi) sell, lease, assign, transfer, convey or otherwise dispose of the securities of, or permit the issuance of additional securities by, any subsidiary other than to the Company or a direct or indirect subsidiary thereof; or (vii) change the number of authorized members of the Board of Directors to be more or less than nine (9).

APPOINTMENT AND REMOVAL OF DIRECTORS

93. Notwithstanding the provisions of Article 47, the Board of Directors shall be elected as follows beginning at the first annual general meeting to be held after the Effective Date:

(a) The Company may by Ordinary Resolution elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors, one of whom shall be designated the “CEO Director”, and the other of whom shall be designated the “Secretary Director”.

(b) The holders of Series F Preference Shares, voting together as a separate series, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors.

(c) The holders of Series E Preference Shares, voting together as a separate series, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors.

(d) The holders of Series D Preference Shares, voting together as a separate series, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors.

(e) The holders of Junior Preference Shares, voting together as a single series, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors.

(f) The holders of Ordinary Shares, voting together as a single class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors.

(g) The holders of Ordinary Shares, voting together as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors.

The provisions of this Article 93 shall expire and be of no further force or effect upon conversion of all outstanding Preference Shares into Ordinary Shares pursuant to the provisions of these Articles, and from such time the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director. In the case of any vacancy in the office of a director elected by a specified group of shareholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of such specified group given at a special meeting of such shareholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by a specified group of shareholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such shareholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created, may be filled by the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent.

RESIGNATION AND VACANCIES

94. Any Director may resign effective on giving written notice to the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a Director is effective at a future time, the Members or the Board of Directors may elect a successor to take office when the resignation becomes effective, in accordance with Articles 95 and 97.

95. Vacancies in the Board of Directors shall be filled by the vote of the holders of that class or series of shares originally entitled to elect the Director whose absence or resignation created such vacancy subject to the terms of any agreement to which the Company and such holders are parties.

96. A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any Director, (ii) if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a criminal offense punishable by imprisonment, (iii) if the authorized number of Directors is increased, or (iv) if the Members fail, at any meeting of Members at which any Director or Directors are elected, to elect the number of Directors to be elected at that meeting. Upon any vacancy arising as a result of paragraph (i) or (ii) above the Director concerned shall cease to be a Director.

97. The Board of Directors shall have power by vote of a majority of the remaining Directors, even if less than a quorum, at any time or from time to time to appoint any person to be a Director to fill any vacancy or vacancies not filled by the Members in accordance with Article 94. Each Director so elected shall hold office until the next annual meeting of the Members or until a successor has been elected and qualified.

PRESUMPTION OF ASSENT

98. A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

99. The Seal shall only be used by the authority of the Board of Directors or of a committee of the Board of Directors authorized by the Board of Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or some person appointed by the Board of Directors for the purpose,

PROVIDED THAT the Company may have for use in any place or places outside the Cayman Islands, a duplicate seal or seals each of which shall be a facsimile of the Common Seal of the Company and, if the Board of Directors so determines, with the addition on its face of the name of every place where it is to be used; and

PROVIDED FURTHER THAT a Director, Secretary or other officer or representative or attorney may without further authority of the Board of Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

100. The Chief Executive Officer of the Company shall be the person appointed as CEO Director pursuant to Article 93(a), and upon such person’s removal or vacation of office as CEO Director, such person shall also be removed as Chief Executive Officer of the Company. The Secretary of the Company shall be the person appointed as Secretary pursuant to Article 93(a), and upon such person’s removal or vacation of office as Secretary Director, such person shall also be removed as Secretary of the Company. The Board of Directors may also from time to time appoint such other officers as the Board of Directors considers necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board of Directors from time to time prescribes.

REDEMPTION AND REPURCHASE

101. (a) Subject to the provisions of the Statute, the Memorandum and the Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Members, before the issue of the shares, may by Special Resolution determine.

(b) Subject to the provisions of the Statute, the Memorandum and the Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, in such manner as the Board of Directors may determine and may make payment therefor in any manner authorized by the Statute, including out of capital.

(c) The Junior Preference Shares shall be non-redeemable.

(d) Series E Preference Shares, Series F Preference Shares and Series G Preference Shares. At the election in writing by the holders of more than 50% of the outstanding Series E Preference Shares, Series F Preference Shares and Series G Preference Shares, voting together as a single series, the Company shall redeem, on the terms and conditions stated herein, out of funds legally available therefor, all of the Series E Preference Shares, Series F Preference Shares and Series G Preference Shares outstanding at anytime beginning on the date that is four years from the Effective Date (the “Redemption Date”), by paying in cash therefor a sum equal to (i) US$0.30720 for each Series E Preference Share, plus all cumulative accrued, declared Dividends that have not been previously paid thereon (as adjusted for any Recapitalization with respect to such shares) (the “Series E Redemption Price”), (ii) US$0.96000 for each Series F Preference Share, plus all cumulative accrued, declared Dividends that have not been previously paid thereon (as adjusted for any Recapitalization with respect to such shares) (the “Series F Redemption Price”) and (iii) US$2.12 for each Series G Preference Share, plus all cumulative accrued, declared Dividends that have not been previously paid thereon (as adjusted for any Recapitalization with respect to such shares) (the “Series G Redemption Price”).

(e) Series D Preference Shares. Subject to the priority of the Series E Preference Shares, Series F Preference Shares and Series G Preference Shares, at the election in writing by the holders of more than 50% of the outstanding Series D Preference Shares, the Company shall redeem, on the terms and conditions stated herein, out of funds legally available therefor, all of the Series D Preference Shares outstanding at anytime beginning on the Redemption Date, by paying in cash therefor a sum equal to one (1) times the Original Purchase Price for each Series D Preference Share, plus all cumulative accrued, when and if declared, Dividends that have not been previously paid thereon (as adjusted for any Recapitalization with respect to such shares) (the “Series D Redemption Price”).

(f) On the occurrence of an event of non-compliance (each an “Event of Non-Compliance”, and collectively, the “Events of Non-Compliance”), at the election in writing by the holders of more than 50% of the outstanding Senior Preference Shares (which Series D Preference Shares redemption rights shall be subordinate to the Series E Preference Shares’, Series F Preference Shares’ and Series G Preference Shares’ redemption rights), respectively, the Company shall redeem, on the terms and conditions stated herein, out of funds legally available therefor, all of the outstanding Senior Preference Shares, immediately (the “Non-Compliance Redemption Date”), by paying in cash therefor a sum equal to the Original Purchase Price for each Series G Preference Share, Original Purchase Price for each Series F Preference Share, Original Purchase Price for each Series E Preference Share or Original Purchase Price for each Series D Preference Share, respectively, plus all cumulative accrued, declared Dividends that have not been previously paid thereon (as adjusted for any share dividends, combinations, splits, recapitalizations and the like with respect to such shares), (the “Non-Compliance Redemption Price”).

An Event of Non-Compliance shall mean the following:

(i) the Company shall make an assignment for the benefit of creditors, or bankruptcy, insolvency, reorganization, receivership, liquidation or dissolution proceedings shall be instituted by or against the Company and, if instituted adversely, the Company consents to the same or admits in writing the material allegations thereof or said proceedings shall remain undismissed for thirty (30) days;

(ii) the Company shall fail to redeem Senior Preference Shares in accordance with Article 101(d) or Article 101(e) above, which failure continues for ninety (90) days; or

(iii) a material breach of the representations and warranties given by the Company in the Series F Preference Shares Purchase Agreement between the Company and certain investors remains uncured for thirty (30) days after an investor notifies the Company of such breach in writing.

(e) In the event that the Company is unable to redeem all of the Senior Preference Shares (which Series D Preference Shares redemption rights shall be subordinate to the Series E Preference Shares’, Series F Preference Shares’ and Series G Preference Shares’ redemption rights), respectively, outstanding on the Redemption Date or the Non-Compliance Redemption Date, the shares not redeemed shall be redeemed by this Company as provided in this Article 101 as soon as practicable after funds are legally available therefor, without prejudice to any other rights and remedies which may be available to a holder of Senior Preference Shares. Subject to the priority of the Series E Preference Shares, Series F Preference Shares and Series G Preference Shares (which shall be made ratably among the holders of the Series E Preference Shares, Series F Preference Shares and Series G Preference Shares), any redemption effected pursuant to this Article 101(e) shall be made ratably among the holders of the Senior Preference Shares, in proportion to the aggregate Series G Redemption Price, Series F Redemption Price, Series E Redemption Price or Series D Redemption Price, respectively or to the aggregate Non-Compliance Redemption Price, as applicable, to which each holder is entitled under Article 101(b) and Article 101(c).

(f) If the holders of Senior Preference Shares (which Series D Preference Shares redemption rights shall be subordinate to the Series E Preference Shares’, Series F Preference Shares’ and Series G Preference Shares’ redemption rights), respectively, have elected to have all of the Senior Preference Shares, redeemed as provided in Article 101(d) or Article 101(e) above, then at least thirty (30) days but no more than sixty (60) days prior to each Redemption Date or Non-Compliance Redemption Date, the Company shall give written notice by certified or registered mail, postage prepaid, to all holders of outstanding Senior Preference Shares, whose shares are being redeemed, at the address last shown on the records of the Company for such holder, stating such Redemption Date or Non-Compliance Redemption Date and the Series G Redemption Price, Series F Redemption Price, Series E Redemption Price or Series D Redemption Price, respectively or the Non-Compliance Redemption Price, as applicable, and shall call upon such holder to surrender to the Company on such Redemption Date or Non-Compliance Redemption Date at the place designated in the notice such holder’s certificate or certificates representing the shares to be redeemed. On or after the Redemption Date or Non-Compliance Redemption Date stated in such notice, the holder of each Senior Preference Share, called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Series G Redemption Price, Series F Redemption Price, Series E Redemption Price or Series D Redemption price, respectively or Non-Compliance Redemption Price, as applicable, as the case may be, for the shares surrendered. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on such Redemption Date or Non-Compliance Redemption Date funds necessary for the redemption shall be available therefor, then, as to any certificates evidencing any Senior Preference Shares, so called for redemption and not surrendered, all rights of the holders of such shares so called for redemption and not surrendered shall cease with respect to such shares, except only the right of the holders to receive the Series G Redemption Price, Series F Redemption Price, Series E Redemption Price or Series D Redemption Price, as applicable or Non-Compliance Redemption Price, as applicable for the Senior Preference Shares, which they hold, without interest, upon surrender of their certificates therefor.

DIVIDENDS

102. Each Preference Share and each Ordinary Share shall have the right to receive Dividends and shall carry the following rights to Dividends:

(a) The holders of the Series E Preference Shares and Series F Preference Shares shall be entitled to receive, out of funds legally available therefor, cumulative Dividends at an annual rate equal to (i) US$0.01843 (as adjusted for any Recapitalization) for each outstanding Series E Preference Share held by them, (ii) US$0.05760 (as adjusted for any Recapitalization) for each outstanding Series F Preference Share held by them and (iii) US$0.1272 (as adjusted for any Recapitalization) for each outstanding Series G Preference Share, when and if declared by the Board of Directors, in preference and priority to the payment of Dividends on any Series D Preference Shares, Junior Preference Shares or Ordinary Shares (other than those payable solely in Ordinary Shares). In the event Dividends are paid to the holders of Series E Preference Shares, Series F Preference Shares and Series G Preference Shares that are less than the full amounts to which all such holders are entitled pursuant to this Article 102(a), such holders shall share ratably in the total amount of Dividends paid according to the respective amounts due each such holder if such Dividends were paid in full. As of the date of the filing of this Restated Certificate of Incorporation, there have been no Dividends declared on the Series E Preference Shares and Series F Preference Shares and no Dividends have accumulated as of the date hereof.

(b) Subject to the prior Dividend rights of the Series E Preference Shares, Series F Preference Shares and Series G Preference Shares set forth above, the holders of the Series D Preference Shares shall be entitled to receive, out of funds legally available therefor, cumulative Dividends at an annual rate equal to US$0.01152 (as adjusted for any Recapitalization) for each outstanding Series D Preference Share held by them, when and if declared by the Board of Directors, in preference and priority to the payment of Dividends on any Junior Preference Shares or Ordinary Shares (other than those payable solely in Ordinary Shares). In the event Dividends are paid to the holders of Series D Preference Shares that are less than the full amounts to which such holders are entitled pursuant to this Article 102(b), such holders shall share ratably in the total amount of Dividends paid according to the respective amounts due each such holder if such Dividends were paid in full. As of the date of the filing of this Restated Certificate of Incorporation, there have been no Dividends declared on the Series D Preference Shares and no Dividends have accumulated as of the date hereof.

(c) Subject to the prior Dividend rights of the Senior Preference Shares set forth above, the holders of the Series A Preference Shares and Series C Preference Shares shall be entitled to receive, out of funds legally available therefor, Dividends at an annual rate equal to (i) US$0.08064 (as adjusted for any Recapitalization) for each outstanding Series A Preference Share held by them and (ii) US$0.17280 (as adjusted for any Recapitalization) for each outstanding Series C reference Share held by them, payable when and if declared by the Board of Directors, in preference and priority to the payment of Dividends on any Ordinary Shares (other than those payable solely in Ordinary Shares); provided, however, that in the event the Board of Directors shall declare a Dividend (other than a Dividend payable solely in Ordinary Shares) payable upon the then outstanding Junior Preference Shares, the Board of Directors shall declare at the same time a Dividend upon the then outstanding Senior Preference Shares, payable at the same time as the Dividend paid on the Junior Preference Shares, in an amount equal to the amount of Dividends per share as would, when added to the Dividends paid on the Senior Preference Shares pursuant to Article 102(a) and Article 102(b), respectively, be equal to the Dividend per share payable on the Junior Preference Shares, whichever is greatest. No Dividends shall be declared on the Junior Preference Shares unless Dividends are declared on all such series of Senior Preference Shares. In the event Dividends are paid to the holders of Junior Preference Shares that are less than the full amounts to which all such holders are entitled pursuant to this Article 102(c), such holders shall share ratably in the total amount of Dividends paid according to the respective amounts due each such holder if such Dividends were paid in full.

(d) After payment of Dividends to the holders of Preference Shares, Dividends may be declared and distributed among all holders of Ordinary Shares; provided, however, that no Dividend may be declared and distributed among holders of Ordinary Shares at a rate greater than the rate at which Dividends are paid to the holders of Preference Shares based on the number of Ordinary Shares into which such Preference Shares are convertible (as adjusted for share splits and the like) on the date such Dividend is declared.

(e) The Dividends payable, when and if declared, to the holders of the Series D Preference Shares (which shall be subordinate to the Series E Preference Shares’, Series F Preference Shares’ and Series G Preference Shares’ Dividends rights), Series E Preference Shares, Series F Preference Shares and Series G Preference Shares shall be cumulative. Such declared Dividends, that have not been previously paid, shall be payable in full upon or prior to the effective date of a Liquidation Event or the date of the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Ordinary Shares for the account of the Company to the public. No accumulation of Dividends on the Senior Preference Shares shall bear any interest. The Dividends payable to the holders of the Junior Preference Shares shall not be cumulative, and no right shall accrue to the holders of the Series Junior Preference Shares by reason of the fact that Dividends on the Junior Preference Shares are not declared or paid in any previous fiscal year of the Company, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such Dividends in whole or in part. In the event that the Company shall have declared but unpaid Dividends outstanding immediately prior to, and in the event of, a conversion of Preference Shares (as provided in Articles 14 – 25 hereof), the Company shall, at the option of the Company, pay in cash to the holder(s) of Preference Shares subject to conversion the full amount of any such Dividends or allow such Dividends to be converted into Ordinary Shares in accordance with, and pursuant to the terms specified in, Articles 14 – 25.

103. Subject to the Statute and Article 102, the Board of Directors may from time to time declare Dividends (including interim Dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

104. All Dividends declared by the Board of Directors shall be declared payable to the holders of Shares registered as such on the record date specified by the Board of Directors at the time such Dividends are declared.

105. The Board of Directors may, before declaring any Dividends or distributions, set aside such sums as it thinks proper as a reserve or reserves which shall at the discretion of the Board of Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

106. No Dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized or out of the share premium account or as otherwise permitted by the Statute.

107. The Board of Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

108. The Board of Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, Debentures, or debenture shares of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board of Directors may settle the same as it thinks expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Board of Directors.

109. Any Dividend, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

110. No Dividend shall bear interest against the Company.

CAPITALIZATION

111. Upon the recommendation of the Board of Directors, the Members may by ordinary resolution authorize the Board of Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit or profit and loan amount or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued shares (not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board of Directors shall do all acts and things required to give effect to such capitalization, with full power to the Board of Directors to make such provisions as it thinks fit for the case of shares becoming distributable in fractions. The Board of Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

112. The Board of Directors shall cause proper books of account to be kept with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes places;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

113. The minutes and accounting books and records shall be open to inspection upon the written demand of any Member, at any reasonable time during usual business hours, for a purpose reasonably related to the holder’s interests as a shareholder or as the holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney and shall include the right to copy and make extracts. Such rights of inspection shall extend to the records of each subsidiary corporation of the corporation.

114. The Board of Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

115. The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

116. The Board of Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Board of Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Board of Directors under this Article may be fixed by the Board of Directors.

117. Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Board of Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

118. Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Board of Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

119. Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, overnight courier, cable, electronic mail, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

120. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is posted as aforesaid. Where a notice is sent by overnight courier, cable, electronic mail, telex or telecopy, service of the notice shall be deemed to be effected by properly addressing, and, if applicable, sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

121. A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share. The accounts of the Company shall be prepared in accordance with generally accepted accounting principles in the United States.

122. A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

123. Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a) every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

124. (a) In the event of (i) any liquidation, dissolution, or winding up of the Company, whether voluntary or not, or (ii) the sale, lease, assignment, transfer, conveyance or disposal of all or substantially all of the assets of the Company, or the sale or exclusive licensing of all or substantially all of the Company’s intellectual property assets (the “Sale of Assets”), or (iii) the acquisition of this Company by another entity by means of acquisition of shares (other than a bona-fide equity financing), consolidation, corporate reorganizations or merger, or other transaction or series of related transactions in which more than 50% of the outstanding voting power of this Company is disposed of (other than any consolidation, corporate reorganization, merger or sale or transfer of Shares in which Members of the Company immediately prior to such transaction beneficially own a majority of the voting shares of the surviving entity immediately following such transaction) (the “Acquisition Transaction,” and (i), (ii) and (iii) collectively, each a “Liquidation Event”), distributions to the Members of the Company shall be made in the following manner:

(i) Each holder of Senior Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Junior Preference Shares or Ordinary Shares, by reason of their ownership of such Shares, the amount of US$0.19213, US$0.30720, US$0.96000 and US$2.12 per share respectively (as adjusted for combinations, consolidations, subdivisions, or share splits with respect to such shares) for each Series D Preference Share, Series E Preference Share, Series F Preference Share and Series G Preference Share, respectively, then held by such holder, plus an amount equal to all cumulative accrued, declared Dividends that have not been previously paid on such Series D Preference Shares, Series E Preference Shares, Series F Preference Shares and Series G Preference Shares (the “Series D Liquidation Preference,” “Series E Liquidation Preference,” “Series F Liquidation Preference” and “Series G Liquidation Preference”), respectively, collectively, the “Senior Preference Shares Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of Senior Preference Shares shall be insufficient to permit the payment to such holders of the full Senior Preference Shares Liquidation Preference, then the entire assets and funds of the Company legally available for distribution to the holders of Senior Preference Shares shall be distributed ratably based on the total Senior Preference Shares Liquidation Preference due each such holder under this Article 124(a)(i).

(ii) After payment has been made to the holders of Senior Preference Shares of the full amounts to which they are entitled pursuant to Article 124(a)(i) above, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of Ordinary Shares and Preference Shares based on the number of Ordinary Shares into which such Preference Shares are convertible.

(b) Each holder of Preference Shares shall be deemed to have consented to distributions made by the Company in connection with the repurchase of Ordinary Shares issued to or held by officers, directors, or employees of, or consultants to, the Company or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between the Company and such persons.

(c) The value of securities and property paid or distributed pursuant to this Article 124 shall be computed at fair market value at the time of payment to the Company or at the time made available to shareholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

(d) Nothing hereinabove set forth shall affect in any way the right of each holder of Preference Shares to convert such shares at any time and from time to time into Ordinary Shares in accordance with these Articles.

125. The holders of a majority of the outstanding Preference Shares may waive, on behalf of themselves and all holders of Preference Shares as a class, the treatment of any Liquidation Event as a liquidation, dissolution or winding up of the Company.

INDEMNITY

126. The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively. No such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt of any monies for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, officer or trustee. No such Director, officer or trustee shall be liable to the Company for any loss or damage unless such liability arises through the willful neglect or default of such Director, officer or trustee. Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director, officer or trustee on account of any action taken by such Director, officer or trustee or the failure of such Director, officer or trustee to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director, officer or trustee.

INSURANCE

127. The Company may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Statute.

FISCAL YEAR

128. Unless the Board of Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year.

AMENDMENTS OF ARTICLES

129. Subject to the Statute and the provisions in these Articles, the Members may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

130. If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.